Schedule A
to the SHAREHOLDER SERVICING PLAN

(as amended on October 17, 2011 to add O’Shaughnessy Tactical Asset Allocation Fund)

Series or Fund of Advisors Series Trust
O’Shaughnessy Enhanced Dividend Fund
O’Shaughnessy Small/Mid Cap Growth Fund
O’Shaughnessy All Cap Core Fund
O’Shaughnessy Global Equity Fund
O’Shaughnessy International Equity Fund
O’Shaughnessy Tactical Asset Allocation Fund

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule A

By:           /s/ Douglas G. Hess
Name:            Douglas G. Hess
Title:              President